                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                                  WALGREEN CO.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [ ]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                                 WALGREENS LOGO

                                200 WILMOT ROAD
                           DEERFIELD, ILLINOIS 60015

                                                               November 27, 2001

Dear Walgreens Shareholder:

     You are cordially invited to our Annual Shareholders' Meeting on Wednesday, January 9, 2002, at 2:00 p.m., Central Standard Time. The meeting will be held in the Grand Ballroom of Navy Pier, 600 East Grand Avenue, Chicago, Illinois. A trolley service will run from the Navy Pier parking garages to Entrance 2, Lobby
3. Five-dollar parking passes will be available at the registration desk.

     These are difficult days for America, with so many of our citizens -- and businesses -- facing immense challenges. We at Walgreens consider ourselves very fortunate to be in a basic business which continues to thrive. We'll contribute significantly to the nation's economy in 2002 as we plan to add 14,000 new jobs and spend $1.3 billion on new stores, distribution centers and technology. It is the best way we know to serve our country, and we look forward to sharing more of our story with you in January.

     As usual, we will offer a sign language interpreter. If you would like to use this service, please watch for a sign directing you to a special area or seek assistance from one of our ushers.

     We look forward to seeing you January 9. Whether or not you plan to attend, it is important that you vote your proxy promptly in accordance with the instructions on the enclosed proxy card.

     Thank you for the loyalty you show Walgreens, both as a shareholder and--we hope!--a customer. Our best wishes for a peaceful holiday season.

Sincerely,

/s/ L. DANIEL JORNDT
L. DANIEL JORNDT
Chairman and CEO



/s/ D. W. BERNAUER
DAVID W. BERNAUER
President and COO

                              [WALGREEN CO. LOGO]

                                200 WILMOT ROAD
                           DEERFIELD, ILLINOIS 60015

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                     TO BE HELD WEDNESDAY, JANUARY 9, 2002

TO THE SHAREHOLDERS OF WALGREEN CO.:

     The Annual Meeting of Shareholders of WALGREEN CO., an Illinois corporation, will be held in the Grand Ballroom of Navy Pier, 600 East Grand Avenue, Chicago, Illinois, on Wednesday, January 9, 2002, at 2:00 p.m. Central Standard Time. The Annual Meeting is for the following purposes:

     (1) To elect ten directors to hold office until the next Annual Meeting of Shareholders or until their successors are elected and qualified;

     (2) To reapprove the performance factors and award limits under the Walgreen Co. Restricted Performance Share Plan;

     (3) To consider a shareholder proposal requesting that the Board of Directors redeem the Company's shareholder rights agreement; and

     (4) To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only shareholders of record at the close of business on November 16, 2001, are entitled to vote at the meeting.

     Shareholders are cordially invited to attend the Annual Meeting. If attending, you should bring the admission ticket attached to the enclosed proxy. You may vote your shares by telephone, via the internet or by mail by following the instructions on your proxy card. If you vote by telephone or via the internet, you should not return your proxy card. If you choose to vote by mail, please sign, date and return the proxy card in the envelope provided. The proxy may be revoked at any time before it is voted at the meeting by submitting written notice of revocation to the Secretary or by submitting another timely proxy by telephone, internet or mail. If you are present at the meeting, you may vote your shares in person and the proxy will not be used. If you hold shares through a broker or other custodian, please check the voting instructions used by that broker or custodian.

     For further information concerning individuals nominated as directors, the Walgreen Co. Restricted Performance Share Plan, the shareholder proposal and the use of the proxy, you are respectfully urged to read the proxy statement on the following pages.

     The Company's Annual Report to shareholders for fiscal year 2001 is enclosed with this proxy statement.

                                        By order of the Board of Directors.

                                                /s/ Julian A. Oettinger
                                                  JULIAN A. OETTINGER
                                                       Secretary

November 27, 2001

                               WALGREEN CO. LOGO

                                200 WILMOT ROAD
                           DEERFIELD, ILLINOIS 60015

                                                               November 27, 2001

                                PROXY STATEMENT

     This proxy statement is being sent beginning November 27, 2001, in connection with the solicitation of proxies to be voted at the Annual Meeting of Shareholders of Walgreen Co. to be held on January 9, 2002, and further to inform the shareholders concerning the use of the proxy and the business to be transacted at the meeting.

     The enclosed proxy is solicited by the Board of Directors of the Company. The proxy may be revoked at any time before it is voted by submitting written notice of revocation to the Secretary of the Company or by submitting another timely proxy by telephone, internet or mail. The items enumerated herein constitute the only business that the Board of Directors intends to present or is informed that others will present at the meeting. The proxy does, however, confer discretionary authority upon the persons named therein, or their substitutes, with respect to any other business that may properly come before the meeting. Shareholders have cumulative voting rights in the election of directors and one vote per share on all other matters. Only shareholders of record at the close of business on November 16, 2001, are entitled to notice of, and to vote at, the meeting. Your vote is confidential and will not be disclosed to the Company unless required by law or requested by you.

     The expenses incurred in connection with the solicitation of proxies will be borne by the Company. Solicitation will be made by mail, but may also be made in some cases by telephone or personal call by officers, directors or regular employees of the Company who will not be specially compensated for such solicitation. The Company may request brokerage houses and other nominees or fiduciaries to forward copies of the Company's proxy material and Annual Report to beneficial owners of stock held in their names, and the Company may reimburse them for reasonable out-of-pocket expenses incurred in so doing. The Company has retained D. F. King to assist in solicitation of proxies for a fee not to exceed $5,500, plus reasonable expenses.

                             ELECTION OF DIRECTORS

     There are ten nominees for election to the Board of Directors. In the election of the Board of Directors, shareholders have the right to vote the number of shares owned by them for each of the ten nominees. Alternatively, shareholders may cumulate their votes and give ten votes to one nominee for each share owned, or they may distribute their votes on the same principal among as many nominees as they choose. Directors are elected by the votes of a majority of the shares represented in person or by proxy at the meeting. Withheld votes have the effect of votes against the election of directors, since there are fewer votes for election. Broker non-votes will not count as votes. As of the close of business on November 16, 2001, the Company had 1,021,117,888 shares of Common Stock outstanding.

     Proxy votes will be cast for the election of the nominees named below to hold office for one year or until their successors are elected and qualified. Should any of such individuals unexpectedly become unavailable for election, the proxies reserve the right to nominate and vote for such other person as they shall designate.

     The following table sets forth the names, ages, principal occupations and other information respecting the director nominees:

                                     NAMES AND AGES OF DIRECTOR NOMINEES,                PERIOD OF SERVICE
                                          THEIR PRINCIPAL OCCUPATIONS                       AS DIRECTOR
                                             AND OTHER INFORMATION                           BEGAN IN
                                     ------------------------------------                -----------------

JORNDT PHOTO              L. Daniel Jorndt, 60--Chairman of the Board (since July              1990
                          1999) and Chief Executive Officer (since January 1998). Mr.
                          Jorndt was Chief Operating Officer and President from
                          January 1990 to January 1999.

BERNAUER PHOTO            David W. Bernauer, 57--President and Chief Operating                 1999
                          Officer (since January 1999). Mr. Bernauer was Senior Vice
                          President from July 1996 to January 1999 and Chief
                          Information Officer from February 1995 to January 1999.

FOOTE PHOTO               William C. Foote, 50--Chairman of the Board, Chief                   1997
                          Executive Officer and President of USG Corporation. Mr.
                          Foote is also a director of USG Corporation and GATX
                          Corporation. In June 2001, USG Corporation filed a
                          voluntary petition for reorganization under Chapter 11 of
                          the Bankruptcy Code.

HOWARD PHOTO              James J. Howard, 66--Chairman Emeritus of Xcel Energy Inc.           1986
                          Mr. Howard is also a director of NRG Energy Inc., Honeywell
                          Inc. and Ecolab, Inc.

MCNALLY PHOTO             Alan G. McNally, 56--Chairman of the Board and Chief                 1999
                          Executive Officer of Harris Bank, Harris Bankcorp, Inc. and
                          Bankmont Financial Corporation, and Vice Chair of Bank of
                          Montreal. Mr. McNally is also a director of Harris
                          Bankcorp, Inc.

                                     NAMES AND AGES OF DIRECTOR NOMINEES,                PERIOD OF SERVICE
                                          THEIR PRINCIPAL OCCUPATIONS                       AS DIRECTOR
                                             AND OTHER INFORMATION                           BEGAN IN
                                     ------------------------------------                -----------------

REED PHOTO                Cordell Reed, 63--Former Senior Vice President of                    1994
                          Commonwealth Edison Co. (retired 1997). Mr. Reed is also a director of LaSalle Bank N.A. and Underwriters Laboratories
                          Inc.

SCHWARTZ PHOTO            David Y. Schwartz, 60--Independent business advisor and              2000
                          consultant. Former Partner at Arthur Andersen LLP (retired
                          1997). Mr. Schwartz is also a director of Foot Locker, Inc.
                          (formerly Venator Group, Inc.).

SCHWEMM PHOTO             John B. Schwemm, 67--Former Chairman and Chief Executive             1985
                          Officer of R.R. Donnelley & Sons Company. Mr. Schwemm is
                          also a director of USG Corporation and William Blair Mutual
                          Funds, Inc.

VON FERSTEL PHOTO         Marilou M. von Ferstel, 63--Former Executive Vice President          1987
                          and General Manager of Ogilvy Adams & Rinehart (retired
                          1997).

WALGREEN PHOTO            Charles R. Walgreen, 66--Chairman Emeritus of Walgreen Co.           1963
                          since July 1999. Chairman of the Board (until July 1999)
                          and Chief Executive Officer (until January 1998).

        INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors met four times and there were 16 meetings of Board Committees during the 2001 fiscal year. All directors attended at least 75% of the aggregate of the meetings of the Board of Directors and the Board Committees on which he or she served, except Mr. Schwemm.

COMPENSATION OF DIRECTORS

     Full-time employees of the Company who serve as Directors receive only reimbursement of expenses incurred in attending meetings. During fiscal year 2001, Directors who were not employees received a quarterly retainer of $6,375 for Board service, a fee of $1,200 for each Board of Directors and Board Committee meeting attended, and reimbursement for expenses incurred in connection with such meetings.

     Mr. Walgreen III did not receive Director's fees for meetings taking place during the first half of fiscal 2001. He received $245,750 in consulting fees from the Company during fiscal 2001 pursuant to a Consulting Agreement entered into prior to his retirement as Chief Executive Officer of the Company. He also received full-time secretarial support. The Consulting Agreement, which ended February 27, 2001, provided Mr. Walgreen III with 150% of his base salary in effect at retirement over a three-year term for consulting.

     Messrs. Howard and Schwemm, and Ms. von Ferstel participated in unfunded deferred compensation plans offered prior to 1993 that permitted Directors to defer a portion of his or her retainer fees. During fiscal 2001, payments were made to Directors under such plans as follows: Mr. Howard, $54,788 and Mr. Schwemm, $40,829.

     Effective November 1996, the Company established the Walgreen Co. Nonemployee Director Stock Plan pursuant to which each non-employee Director of the Company will receive an annual equity grant, the amount of which is subject to adjustment on an annual basis. In fiscal 2001, each director received a grant of 2,000 shares (Mr. Schwartz received a prorated grant of 1,500 shares). During the term of the Plan, each Director will also receive fifty percent of his or her quarterly retainer in the form of shares, which may be deferred into stock units. In addition, a Director may elect to receive all or a portion of the cash component of his or her quarterly retainer and meeting fees in the form of deferred stock units or to have such amounts placed in a deferred cash compensation account. This Plan is a replacement for certain compensation arrangements for non-employee Directors in effect prior to November 1996, under the Walgreen Co. Retirement Plan for Outside Directors. That Plan will continue to apply in the future only with respect to compensation earned by non-employee Directors for periods of service prior to November 1, 1996. Under the terms of the Walgreen Co. Retirement Plan for Outside Directors, the annual benefits payable to a Director for the shorter of (i) the number of years the Director served as a non-employee member of the Board, or (ii) ten years, were equal to the sum of 80% of the annual Board retainer in effect on the date of retirement, plus 4% of the Director's final annual retainer for each year of service as a non-employee Director in excess of ten years. In no case could the annual benefit payment exceed 100% of the annual retainer in effect and payable to the Director on the date of his or her retirement from the Board of Directors.

COMMITTEES

     The Board of Directors had standing Executive, Audit, Compensation, Finance, and Nominating and Governance Committees during fiscal 2001, each of which is described below.

     The Executive Committee met three times during the fiscal year. The Committee is composed of L. Daniel Jorndt, Chairman; David W. Bernauer; Cordell Reed and John B. Schwemm. During intervals between meetings of the Board of Directors, the Executive Committee possesses such powers of the Board of Directors in the management of the business and affairs of the Company as may be delegated by the Board of Directors, subject to such limitations as may be imposed by law and the By-Laws of the Company.

     The Audit Committee met four times during the fiscal year. The Committee is composed of John B. Schwemm, Chairman; William C. Foote; David Y. Schwartz and Marilou M. von Ferstel. Each member of the Committee is independent as defined in the listing standards of the New York Stock Exchange, on which the Company's common stock is listed. The Committee's responsibilities, which are set forth in a written charter adopted by the Board of Directors, include evaluation of significant matters relating to the financial reporting process and system of internal accounting controls of the Company and review of the scope and results of the annual audits conducted by the independent auditor.

     The Compensation Committee met four times during the fiscal year. The Committee is composed of Cordell Reed, Chairman; James J. Howard and John B. Schwemm. The Committee reviews the Company's remuneration policies and practices, including executive salaries, compensation and other employee benefits; and administers the Company's Restricted Performance Share Plan, the 1982 Employee Stock Purchase Plan, the Executive Stock Option Plan, the 1986, 1988, 1992, 1997 and 2000 Executive Deferred Compensation/ Capital Accumulation Plans, the Walgreen Co. Section 162(m) Deferred Compensation Plan and the Walgreen Co. Nonemployee Director Stock Plan.

     The Finance Committee met four times during the fiscal year. The Committee is composed of David Y. Schwartz, Chairman; David W. Bernauer; L. Daniel Jorndt; Alan G. McNally; Cordell Reed and Charles R. Walgreen III. The Finance Committee reviews the financial requirements and practices of the Company and makes recommendations to the Board of Directors concerning such matters.

     The Nominating and Governance Committee met one time during the fiscal year. The Committee is composed of William C. Foote, Chairman; James J. Howard; John B. Schwemm and Marilou M. von Ferstel. The Nominating and Governance Committee considers matters related to corporate governance, develops general criteria regarding the qualifications and selection of board members and recommends candidates for election to the Board of Directors. The Nominating and Governance Committee will consider persons recommended by shareholders for inclusion as nominees for election to the Board of Directors if the names of such persons are submitted in writing in a timely manner to the Secretary of the Company. All recommendations should be accompanied by a complete statement of such person's qualifications and an indication of the person's willingness to serve.

            SECURITIES OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following tabulation sets forth information as of November 16, 2001, concerning the ownership of Common Stock by each Director, each of the executive officers named in the Summary Compensation Table included in this proxy statement, and all Directors and executive officers as a group. Except as otherwise noted, the individual named possessed sole voting and investment power over such shares.

                                                                  AMOUNT OF SHARES       PERCENT OF
                    NAME OF INDIVIDUAL                           BENEFICIALLY OWNED        CLASS
                    ------------------                           ------------------      ----------
L. Daniel Jorndt...........................................     1,499,112(3)(5)(7)          *
David W. Bernauer..........................................       356,666(3)(4)(7)          *
Vernon A. Brunner..........................................       757,055(3)(7)             *
William C. Foote...........................................        13,682(13)               *
James J. Howard............................................        39,009(13)               *
Jerome B. Karlin...........................................       224,166(3)(7)             *
Alan G. McNally............................................        12,500(13)               *
Roger L. Polark............................................       279,110(3)(6)(7)          *
Cordell Reed...............................................        20,038(13)               *
William A. Shiel...........................................       351,443(3)(7)(9)          *
David Y. Schwartz..........................................         5,701(11)(13)           *
John B. Schwemm............................................        45,855(8)                *
Marilou M. von Ferstel.....................................        22,002(10)(13)           *
Charles R. Walgreen III....................................     3,718,980(1)(2)(7)          *
All Directors and executive officers as a group (28
  individuals).............................................    10,190,607(3)(7)(12)         1.00%

------------
 * Each individual owns less than 1% of the Company's Common Stock.

 (1) Included in the table for Mr. Walgreen III are 54,978 shares owned by a trust in which Mr. Walgreen III has a shared beneficial interest. These shares are listed pursuant to the requirements of Section 13(d) of the Securities Exchange Act of 1934.

 (2) Does not include 1,929 shares owned by Mr. Walgreen III's wife, 133,072 shares held in trust for her benefit, and 88,910 shares owned by other family members. These shares are noted pursuant to the requirements of
     Section 13(d) of the Securities Exchange Act of 1934 and the definition of beneficial ownership therein. Mr. Walgreen III disclaims any beneficial interest in these shares.

 (3) Includes shares granted pursuant to the Walgreen Restricted Performance Share Plan as follows: Mr. Jorndt, 27,600 shares; Mr. Bernauer, 11,681 shares; Mr. Brunner, 11,012 shares; Mr. Karlin, 7,466 shares; Mr. Polark, 6,724 shares and Mr. Shiel, 7,177 shares; all Directors and executive officers as a group, 182,181 shares.

 (4) Does not include 40,000 shares owned by Mr. Bernauer's wife. Mr. Bernauer disclaims any beneficial interest in such shares.

 (5) Does not include 116,999 shares owned by Mr. Jorndt's wife. Mr. Jorndt disclaims any beneficial interest in such shares.

 (6) Does not include 7,984 shares owned by Mr. Polark's wife and 415 shares for which Mr. Polark is custodian under the Illinois Uniform Transfer to Minors Act.. Mr. Polark disclaims any beneficial interest in these shares.

 (7) Includes shares of stock that may be acquired within 60 days after November 16, 2001, by exercise of stock options as follows: Mr. Jorndt, 1,058,284 shares; Mr. Bernauer, 252,136 shares; Mr. Brunner, 484,626 shares; Mr. Karlin, 149,460 shares; Mr. Polark, 192,462 shares; Mr. Shiel, 287,352 shares; Mr. Walgreen III, 218,950 shares; all Directors and executive officers as a group, 3,711,580 shares.

 (8) Does not include 4,800 shares owned by Mr. Schwemm's wife. Mr. Schwemm disclaims any beneficial interest in these shares.

 (9) Does not include 15,744 shares owned by Mr. Shiel's wife and 7,620 shares owned by Mr. Shiel's children. Mr. Shiel disclaims any beneficial interest in these shares.

(10) Does not include 4,000 shares owned by Ms. von Ferstel's husband and 200 shares for which Ms. von Ferstel is custodian under the Illinois Uniform Transfer to Minors Act. Ms. von Ferstel disclaims any beneficial interest in these shares.

(11) Does not include 1,090 shares owned by Mr. Schwartz' wife. Mr. Schwartz disclaims any beneficial interest in these shares.

(12) Includes 5,070,237 shares held by family members of executive officers or owned by trusts for which executive officers serve as trustees, the beneficial ownership of which has been disclaimed by such officers in reports filed with the Securities and Exchange Commission.

(13) Does not include deferred stock units granted pursuant to the Walgreen Co. Nonemployee Director Stock Plan as follows: Mr. Foote, 6,936 units; Mr. Howard, 7,310 units; Mr. McNally, 3,167 units; Mr. Reed, 1,884 units; Mr. Schwartz, 2,245 units; and Ms. von Ferstel, 1,884 units.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than ten percent (10%) of the Company's Common Stock, to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission. Based on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that all forms were filed in a timely manner during fiscal 2001.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table summarizes the compensation of the Company's Chairman and Chief Executive Officer, and the next five most highly compensated executive officers for the last three fiscal years.

                                                ANNUAL COMPENSATION                      LONG-TERM COMPENSATION
                                       --------------------------------------   ----------------------------------------
                                                                                          AWARDS               PAYOUTS
                                                                                ---------------------------   ----------
                                                                      OTHER                      SECURITIES
                                                                     ANNUAL       RESTRICTED     UNDERLYING
                                                                     COMPEN-        STOCK         OPTIONS        LTIP
 NAME AND PRINCIPAL POSITION    YEAR   SALARY($)(1)   BONUS($)(1)   SATION($)   AWARD(S)($)(2)      (#)       PAYOUTS($)
------------------------------  ----   ------------   -----------   ---------   --------------   ----------   ----------
L. Daniel Jorndt                2001    1,041,667       581,462       19,813       293,278        398,288         0
  Chairman of the Board and     2000      950,000       543,115       86,513       248,709        155,255         0
  Chief Executive Officer       1999      883,333       583,457      133,786       254,986        132,466         0
David W. Bernauer               2001      604,667       332,066        7,409       144,749         66,920         0
  Chief Operating Officer       2000      516,667       289,268       28,197       124,331         67,924         0
  and President                 1999      405,668       259,457       29,305        76,076         42,018         0
Vernon A. Brunner(4)            2001      437,000       236,378       14,630        92,412         39,878         0
  Executive Vice President      2000      430,750       238,938       73,449       104,947         54,598         0
                                1999      417,000       267,145      102,632       110,688         47,922         0
Jerome B. Karlin                2001      366,333       196,049        5,883        74,002         31,939         0
  Executive Vice President      2000      337,500       184,313       25,435        79,580         41,401         0
                                1999      291,667       182,130       40,037        60,464         28,294         0
Roger L. Polark                 2001      335,000       178,167       26,488        59,208         23,954         0
  Senior Vice President         2000      306,667       166,250       18,375        64,090         31,266         0
                                1999      285,004       177,611       12,060        65,989         28,570         0
William A. Shiel                2001      326,000       173,031        5,718        60,885         24,638         0
  Senior Vice President         2000      312,333       169,570       35,154        68,519         33,423         0
                                1999      299,167       187,217       50,460        71,264         30,856         0


                                 ALL OTHER
                                COMPENSATION
 NAME AND PRINCIPAL POSITION       ($)(3)
------------------------------  ------------
L. Daniel Jorndt                  601,255
  Chairman of the Board and       588,341
  Chief Executive Officer         536,473
David W. Bernauer                 299,195
  Chief Operating Officer         258,531
  and President                   177,425
Vernon A. Brunner(4)              232,788
  Executive Vice President        250,962
                                  252,138
Jerome B. Karlin                  193,425
  Executive Vice President        191,147
                                  154,959
Roger L. Polark                   154,247
  Senior Vice President           156,646
                                  148,911
William A. Shiel                  155,552
  Senior Vice President           165,141
                                  157,000

------------
(1) Includes amounts earned in fiscal year, whether or not deferred.

(2) All restricted shares reflected in this column were granted as a result of the attainment of performance goals under the Restricted Performance Share Plan (a description of the Plan and the performance measures are provided in the Compensation Committee Report on Executive Compensation). Fifty percent of the award earned in 2001 is payable in cash (reflected in the All Other Compensation column), and the remaining fifty percent is payable in restricted shares. Both the cash and stock awards vest in equal amounts over a four-year period. The total number of restricted shares and their aggregate market value at August 31, 2001: Mr. Jorndt, 27,600 shares valued at $948,060; Mr. Bernauer, 11,681 shares valued at $401,242; Mr. Brunner, 11,012 shares valued at $378,262; Mr. Karlin, 7,466 shares valued at $256,457; Mr. Polark, 6,724 shares valued at $230,969 and Mr. Shiel, 7,177 shares valued at $246,530. The aggregate market value is based on the fair market value of Common Stock as of August 31, 2001 of $34.35. Dividends are paid on the restricted shares in the same amount and at the same time as dividends paid to all other owners of Common Stock.

(3) Detail of the amounts reported in the All Other Compensation column for 2001 is provided in the table below. Split-dollar life insurance represents the actuarial value of the benefit to the executive of the current year's insurance premium paid by the Company in excess of that required to fund the death benefit under the policy. Cumulative net life insurance premiums paid are recovered by the Company after retirement.

                                                    MR.        MR.         MR.        MR.        MR.        MR.
                     ITEM                         JORNDT     BERNAUER    BRUNNER    KARLIN     POLARK      SHIEL
                     ----                         -------    --------    -------    -------    -------    -------
Split-Dollar Life Insurance...................      8,855     25,919       8,378     15,694      9,967      6,781
Above-Market Interest Earned on Deferred
  Compensation................................     71,333     11,891      32,691     15,978      8,060      6,213
Profit-Sharing Retirement Plan................      9,281      9,281       9,281      9,281      9,281      9,281
Profit-Sharing Restoration Plan...............    218,504    107,333      89,999     78,424     67,707     72,337
Restricted Performance Share Plan Cash
  Award.......................................    293,282    144,771      92,439     74,048     59,232     60,940
                                                  -------    -------     -------    -------    -------    -------
      Total...................................    601,255    299,195     232,788    193,425    154,247    155,552
                                                  =======    =======     =======    =======    =======    =======

(4) Mr. Brunner retired as an officer of the Company effective January 31, 2001.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information regarding non-qualified options granted to the named executive officers during the Company's last fiscal year.

                                                 INDIVIDUAL GRANTS
-------------------------------------------------------------------------------------------------------------------
                                                        % OF TOTAL
                                      SECURITIES          OPTIONS          EXERCISE
                                      UNDERLYING        GRANTED TO            OR                       GRANT DATE
                                        OPTIONS          EMPLOYEES        BASE PRICE    EXPIRATION    PRESENT VALUE
               NAME                   GRANTED (#)    IN FISCAL YEAR(1)    ($/SH)(2)        DATE          ($)(3)
               ----                   -----------    -----------------    ----------    ----------    -------------
L. Daniel Jorndt..................      148,288            2.77             32.875       09/01/10       2,147,269
                                        250,000            4.67              33.09       07/12/11       3,257,360
David W. Bernauer.................       66,920            1.25             32.875       09/01/10         969,028
Vernon A. Brunner.................       39,878            0.74             32.875       03/31/07         577,449
Jerome B. Karlin..................       31,939            0.60             32.875       09/01/10         462,489
Roger L. Polark...................       23,954            0.45             32.875       09/01/10         346,863
William A. Shiel..................       24,638            0.46             32.875       09/01/10         356,768

------------
(1) Based on 5,354,388 options granted to all employees.

(2) Fair market value on the date of grant. Options are not exercisable until September 1, 2003. For the grant of 250,000 shares to Mr. Jorndt (made on July 11, 2001), the options are not exercisable until the earlier of the date of his retirement or July 11, 2004.

(3) Present value was determined under the Black-Scholes option pricing model based on the following weighted average assumptions: volatility of 25.95%, representing the annual variance in the daily percentage change in the price of the Company's Common Stock over a seven-year period prior to the date of grant; a risk-free interest rate of 6.93% (5.13% in the case of Mr. Jorndt's July 11, 2001 grant), representing the treasury bill rate for the expected term of the option; an average expected term of 7.0 years; and an annual cash dividend yield of 0.19%. The Company's use of this model in accordance with rules adopted by the Securities and Exchange Commission does not constitute an endorsement of the model nor an acknowledgment that such model can accurately determine the value of options. The ultimate realizable value of an option will depend on the market value of the Company's Common Stock on the date of exercise as compared to the exercise price of the option.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table provides information regarding stock option exercises by the named executive officers during fiscal 2001, as well as the assumed value at August 31, 2001, of unexercised options held by such officers.

                                                                                                      VALUE OF
                                                              NUMBER OF SECURITIES            UNEXERCISED IN-THE-MONEY
                                                             UNDERLYING UNEXERCISED                  OPTIONS AT
                            SHARES                       OPTIONS AT FISCAL YEAR-END (#)        FISCAL YEAR-END ($)(1)
                         ACQUIRED ON        VALUE        -------------------------------    ----------------------------
        NAME             EXERCISE(#)     REALIZED($)     EXERCISABLE       UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
        ----             ------------    ------------    -----------       -------------    -----------    -------------
L. Daniel Jorndt.....      169,768        6,729,710        925,818           1,086,009      26,041,867      11,756,995
David W. Bernauer....       20,520          790,006        219,202             176,862       6,164,905       1,400,257
Vernon A. Brunner....            0                0        436,704             142,398      12,435,828       1,391,892
Jerome B. Karlin.....       41,464        1,463,550        124,526             101,634       3,426,515         896,168
Roger L. Polark......       29,320        1,101,923        163,892              83,790       4,568,463         815,746
William A. Shiel.....       30,000        1,000,791        256,496              88,917       7,274,703         875,351

------------
(1) Based on the fair market value of Company stock as of August 31, 2001 of $34.35.

EMPLOYMENT AGREEMENTS

     The Company has employment agreements (the "Agreements") with the persons named in the Summary Compensation Table and other key employees of the Company that become effective only upon a Change of Control (as defined in the Agreements).

     In the event that an employee is dismissed without Cause or resigns for Good Reason (as such terms are defined in the Agreements), he or she will be entitled to all accrued but unpaid compensation and benefits and a lump sum cash payment consisting of the employee's base salary through the date of termination, a proportionate bonus based upon the employee's annual bonus pursuant to the Management Incentive Plan for the last three fiscal years, the sum of the base salary plus bonus that the employee would be entitled to for the remainder of the employment period under the Agreement, unpaid deferred compensation and vacation pay, and the difference between the actuarial equivalent of the retirement benefit the employee would receive if the employee remained employed for the employment period and the actuarial equivalent of the employee's actual retirement benefits. In addition, for the remainder of the employment period, the employee is entitled to continued employee welfare benefits. The resignation of any of these individuals during the thirty-day period following the first anniversary of the effective date shall be deemed to be for Good Reason.

     The Agreement between the Company and Mr. Jorndt also provides that, in addition to the three-year term of employment described therein, upon termination of his employment, the Company will enter into a consulting agreement, consistent with the Company's past practice, providing him with one year's base salary over a three-year term for consulting services.

     The Compensation Committee Report on Executive Compensation, the Audit Committee Report and the performance graph that follow shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Reports and graph by specific reference.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     This report describes the Company's executive compensation program and the basis on which fiscal year 2001 compensation determinations were made by the Committee with respect to the executive officers of the Company, including the Chief Executive Officer and the other executive officers named in the compensation tables in this proxy statement. The Committee establishes all components of executive pay and recommends or reports its decisions to the Board of Directors for approval.

     To ensure the program is administered in an objective manner, the Committee is comprised entirely of independent directors. Further, Committee members have no "interlocking" relationships as defined by the Securities and Exchange Commission.

     The duties of the Committee include recommending to the Board of Directors the base salary levels for all executive officers as well as the design of awards in connection with all other elements of the executive pay program. The Committee further evaluates executive performance and addresses other matters related to executive compensation.

COMPENSATION POLICY AND OVERALL OBJECTIVES

     In developing recommendations regarding the amount and composition of executive compensation, the Committee's goal is to provide a compensation package that will enable the Company to attract and retain talented executives, reward outstanding performance and link the interests of the Company's executives to the interests of the Company's shareholders. In determining actual compensation levels, the Committee considers all elements of the program in total rather than any one element in isolation.

     The Committee members believe that each element of the compensation program should target compensation levels at rates that take into account current market practices. Offering market-comparable pay opportunities allows the Company to maintain a stable, successful management team.

     Competitive market data is provided by an outside compensation consultant. The data provided compares the Company's compensation practices to those of a group of comparator companies. The Company's market for compensation comparison purposes is comprised of a group of companies that have business operations in the retail drug industry, as well as companies having operations within broader retail and wholesale industries. In addition, the Committee considers companies that have similar sales volumes, market capitalizations and employment levels.

     In establishing a comparator group for compensation purposes, the Committee neither bases its decisions on quantitative relative weights of various factors, nor follows mathematical formulae. Rather, the Committee exercises its discretion and makes its judgment after considering the factors described above.

     The companies chosen for the comparator group used for compensation purposes are not the same companies that comprise the peer group index in the Performance Graph included in this proxy statement. The Committee believes that the Company's most direct competitors for executive talent are not necessarily the companies that would be included in a peer group established for comparing shareholder returns.

     The key elements of the Company's executive compensation are base salary, annual bonuses, and long-term incentives. Each of these is addressed separately below. In determining compensation, the Committee considers all elements of an executive's total compensation package, including severance plans, insurance, and other benefits.

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to each of a company's Chief Executive Officer and its four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. It is the Committee's objective to maximize deductibility under Section 162(m) with minimal sacrifices in flexibility and corporate objectives. Accordingly, with respect to compensation payable to an applicable executive officer that would otherwise be nondeductible, it is the Company's policy that such amounts be deferred until the limitation on deductibility no longer applies with respect to such person.

BASE SALARIES

     The Committee regularly reviews each executive's base salary. The base salary ranges of the Company's executives are targeted at approximately the 50th percentile of the base pay ranges of similarly positioned executives in the group of comparator companies selected for compensation comparison purposes.

     Base salaries for executives are initially determined by evaluating executives' levels of responsibility, prior experience, breadth of knowledge, internal equity issues, and external pay practices. Increases to base salaries are driven primarily by performance, evaluated based on sustained levels of contribution to the Company.

     The factors impacting base salary levels are not independently assigned specific weights. Rather, the Committee reviews all of the factors, and makes base pay recommendations that reflect the Committee's analysis of the aggregate impact of these factors. Overall, executive salaries were increased at rates comparable to the increases provided at other similarly situated companies and are near or at market levels.

     As reflected in the Summary Compensation Table, Mr. Jorndt's salary was increased in 2001 by $91,667 (9.6%). In determining Mr. Jorndt's base salary for 2001, the Committee considered the Company's financial performance for the prior year and over an extended period of time, Mr. Jorndt's individual performance, his responsibilities as Chief Executive Officer, and his long-term contributions to the success of the Company. The Committee also compared Mr. Jorndt's base salary and total compensation to the base salaries and total compensation of chief executive officers at comparator companies.

ANNUAL BONUSES

     The Walgreen Management Incentive Plan (the "Annual Plan") promotes the Company's pay-for-performance philosophy by providing executives and other employees with direct financial incentives in the form of annual cash bonuses to achieve performance goals tied to return on invested capital.

     Annual bonus opportunities allow the Company to communicate specific goals that are of primary importance during the coming year and motivate executives to achieve these goals. The Annual Plan emphasizes team performance by establishing a bonus pool covering all plan participants and by maintaining terms that are consistent for all participants.

     Each year, the Committee establishes specific goals, the achievement of which will determine the funding of the bonus pool. In turn, the size of the bonus pool will determine the amount of the relative awards to participants. Accordingly, executives' opportunities to earn bonuses correspond to the degree to which the preestablished goals are achieved.

     Target bonus awards for the named executive officers are established at levels approximating the 50th percentile of marketplace practices for executive positions. Actual payouts can rise above or fall below the targeted levels, depending upon performance relative to the preestablished performance objectives. In 2001, Mr. Jorndt's bonus represented 55.8% of his salary. This resulted in a bonus award under the Annual Plan of $581,462.

LONG-TERM INCENTIVES

     Long-term incentives are provided pursuant to the Restricted Performance Share Plan and the Executive Stock Option Plan.

     In keeping with the Company's commitment to provide a total compensation package that includes at-risk components of pay, the Committee makes annual decisions regarding appropriate long-term incentive grants for each executive. When determining these awards, the Committee considers the Company's financial performance in the prior year, executives' levels of responsibility, prior experience, historical award data, and compensation practices at comparator companies. In determining award sizes, the Committee does not assign specific weights to these factors. Rather, the factors are evaluated on an aggregate basis.

     RESTRICTED PERFORMANCE SHARE PLAN: The Plan provides for contingent grants of restricted Common Stock and restricted cash at the beginning of one-year performance periods. The participants, the amounts of the grants to each, the performance requirements for each period, and the restrictions are determined by the Compensation Committee.

     The performance requirements are annual FIFO earnings goals, subject to a minimum return on invested capital. The degree to which the goals are met determines the amount of the contingent grant that is earned, if any. The restricted Common Stock and restricted cash awards earned for the performance period ended August 31 of each fiscal year are restricted for a period of four years, with the restrictions lapsing at the rate of 25% per year.

     Based on the achievement of results that exceeded the threshold annual FIFO earnings goals and met the Company's return on invested capital standard, Mr. Jorndt was granted 8,921 restricted performance shares and $293,282 restricted cash for fiscal 2001. Grant levels are established in furtherance of the overall objectives detailed above and by comparison to similar grants to chief executive officers at comparator companies.

     EXECUTIVE STOCK OPTION PLAN: Stock options are granted periodically to the Company's executives at the discretion of the Committee to enhance the link between shareholder value creation and executive pay. Grant levels are coordinated with those under the Restricted Performance Share Plan, in order to maintain competitive levels of long-term incentive pay under the Company's long-term compensation programs.

     Stock options are granted at an option price not less than the fair market value of the Company's Common Stock on the date of grant. Accordingly, stock options have value only if the stock price appreciates following the date the options are granted. Further, stock options reflected in the Summary Compensation Table are subject to a 36-month vesting period. This approach focuses executives on the creation of shareholder value over the long term and encourages equity ownership in the Company.

     On September 1, 2001, Mr. Jorndt received an option to purchase 148,288 shares at the fair market value of shares on the date of grant. This grant was established by comparison to 50th percentile long-term incentive grants at comparator companies. The Committee believes that this equity interest provides a strong link to the interests of shareholders. Also, in July 2001, the Company announced transition plans for the position of Chief Executive Officer. Mr. Jorndt plans to remain as Chairman and Chief Executive Officer until January 2002. At that time, Mr. Bernauer will become Chief Executive Officer, and Mr. Jorndt will remain as Chairman. In light of Mr. Jorndt's leadership during a period of extraordinary results for the Company and recognizing the critical role Mr. Jorndt plays in this transition period, the Compensation Committee approved a special stock option award of 250,000 shares for Mr. Jorndt at the fair market value of shares on July 11, 2001, the date of the grant.

                                          Cordell Reed, Chairman
                                          James J. Howard
                                          John B. Schwemm

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors has:

     - Reviewed and discussed the audited financial statements with management;

     - Discussed with Arthur Andersen LLP, the Company's independent auditor, the matters required to be discussed by Statement on Auditing Standards No. 61;

     - Received the written disclosures and the letter from Arthur Andersen LLP required by Independence Standards Board Standard No. 1, and has discussed with Arthur Andersen LLP its independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended August 31, 2001.
                                          John B. Schwemm, Chairman
                                          William C. Foote
                                          David Y. Schwartz
                                          Marilou M. von Ferstel

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

     The following graph compares the five-year cumulative total return of the Company's Common Stock with the Value Line Pharmacy Services Industry Peer Group and the S&P 500 Stock Index. The graph assumes a $100 investment made September 1, 1996, and the reinvestment of all dividends.

                              [PERFORMANCE GRAPH]

                                                           DOLLAR VALUE OF INVESTMENT AT AUGUST 31
                                                         --------------------------------------------
                                                         1996    1997    1998    1999    2000    2001
                                                         ----    ----    ----    ----    ----    ----
Walgreen Co. Common..................................    $100    $166    $238    $289    $411    $448
Peer Group...........................................    $100    $148    $183    $188    $208    $232
S & P 500............................................    $100    $141    $152    $213    $247    $187

 REAPPROVAL OF PERFORMANCE FACTORS AND AWARD LIMITS UNDER THE 1981 WALGREEN CO.
                       RESTRICTED PERFORMANCE SHARE PLAN

     In 1981, the Company's shareholders approved the Walgreen Co. Restricted Performance Share Plan (the "Plan"). In 1996, the Plan was amended to preserve for the Company the tax deduction under Section 162(m) of the Internal Revenue Code (the "Code") for compensation paid pursuant to the Plan to the chief executive officer and the four other most highly compensated executive officers to the extent such compensation exceeds $1 million in a year. Under the Code, the tax deduction for such compensation is available to the Company if such compensation is performance-based under the regulations and the performance criteria, eligibility requirements and maximum amount of the compensation is approved by the shareholders. The Company's shareholders approved this amendment in 1997.

     The effectiveness of the 1997 shareholder approval of the Plan's performance criteria expires at the Annual Meeting. The Board of Directors has determined that it is in the best interest of the Company that awards paid under the Plan continue to qualify as performance-based compensation under Section 162(m), so that they are exempt from the Code's limits on deductibility of compensation. As a result, the Board of Directors is asking you to re-approve the performance criteria under which the Plan awards will be made and the maximum amount of those awards. We are not seeking to amend and are not asking you to approve any amendments to the Plan.

     The Plan provides for the granting of restricted performance awards in the form of shares of restricted Common Stock and restricted cash from time to time to full-time key employees in salary grade 18, its equivalent, or above (in which group there are 50 employees) when selected by the Compensation Committee of the Board of Directors. The length of time that both the shares and the cash are restricted shall be established by the Committee. Under the terms of the Plan, the Compensation Committee establishes performance targets expressed as an increase in the Company's pre-tax FIFO earnings, which must be attained in order to earn various levels of the performance award. The maximum number of shares of Company stock that may be issued to a participant in any calendar year is 200,000, and the maximum award payable in cash to a participant in any calendar year is $750,000.

     The Board of Directors recommends that the Compensation Committee be authorized to base performance criteria under the Plan on performance targets expressed as an increase in the Company's pre-tax FIFO earnings. The Board also recommends that you approve the maximum amount of the awards that may be granted under the Plan as described above. These are the same performance factors and award limits that the shareholders approved in 1997.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE PERFORMANCE FACTORS AND AWARD LIMITS UNDER THE WALGREEN CO. RESTRICTED PERFORMANCE SHARE PLAN.

     The affirmative vote of a majority of the outstanding shares of Common Stock present in person or by proxy and entitled to vote is required for the approval of this proposal. With respect to this proposal, shareholders may direct that their votes be cast for or against the proposal, or may abstain. Abstentions and votes against the proposal will be counted for purposes of determining whether a quorum exists. Abstentions will have the effect of votes against the proposal. Broker non-votes are not considered votes cast and will not effect the outcome of the vote.

                              SHAREHOLDER PROPOSAL

     Jerry J. O'Connor, as Trustee of the International Brotherhood of Electrical Workers' Pension Benefit Fund, 1125 Fifteenth Street, N.W., Washington, D.C. 20005, the beneficial holder of 62,200 shares of the Company's Common Stock, has given notice of the Fund's intention to introduce the following resolution at the Annual Meeting:

     RESOLVED: That the stockholders of Walgreen ("Company"), request the Board of Directors to redeem the shareholder rights plan that was adopted in 1986 and renewed in 1996; unless such issuance is approved by a majority vote of shareholders, to be held as soon as may be practicable.

                      SHAREHOLDER'S SUPPORTING STATEMENT:

     In 1986 our Company's Board of Directors adopted, without shareholder approval, a shareholder rights agreement; also known as a "poison pill". These rights are a type of anti-takeover device that reduces management accountability and adversely affects shareholder value by discouraging takeovers that could be beneficial to shareholders.

     Although management and the Board should have appropriate tools to ensure that all shareholders benefit from any proposal to acquire the Company, we do not believe that the future possibility of a takeover justifies the unilateral imposition of a poison pill. At a minimum, we believe that the shareholders should have the right to vote on the necessity of adopting such a powerful anti-takeover weapon.

     In their book, Power and Accountability, Nell Minow and Robert Monks write that poison pills "amount to major de facto shifts of voting rights away from shareholders to management on matters pertaining to the sale of the corporation. They give target boards of directors absolute veto power over any proposed business combination, no matter how beneficial it might be for the shareholders."

     Furthermore, the Council of Institutional Investors (CII), whose membership represents nearly $2 trillion dollars of pension assets, calls for shareholder approval of all poison pills in its Shareholder Bill of Rights.

     As long-term shareholders in Walgreens, we urge you to vote for this proposal.

                            THE COMPANY'S RESPONSE:

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL FOR THE FOLLOWING REASONS:

     The Company's shareholder rights agreement was first adopted in 1986 and renewed in 1996. The overriding objective of the Board in adopting the agreement was, and continues to be, the preservation and maximization of the Company's value for all shareholders. Walgreen Co. is not alone in adopting a shareholder rights agreement to protect its shareholders' investments. According to the Investor Responsibility Research Center, as of the end of 2000, in excess of 2,200 U.S. companies had shareholder rights plans in place.

     The shareholder rights agreement adopted by the Company's Board of Directors is designed to encourage potential acquirers to negotiate directly with the Board of Directors, which the Company believes is best positioned to evaluate, on behalf of all shareholders, the adequacy of any offer, and to protect shareholders against potential abuses during any takeover process. These abuses include "creeping" acquisitions of the Company's stock in the open market, hostile tender offers made at less than fair price, partial and two-tiered tender offers that discriminate among shareholders, and other abusive practices that can be used to deprive shareholders of the ability to get a fair price for all of their shares. The Company's rights agreement does provide that the Board may redeem the rights should it determine that an offer adequately reflects the value of the Company and is in the best interest of all shareholders.

     Opponents of shareholder rights plans have argued that such plans have an adverse effect on the company's stock price. However, the performance of Walgreen Co.'s stock since the rights agreement was adopted in 1986 clearly and emphatically refutes such a conclusion. Since August 29, 1986, the price of a share of Walgreen Co. common stock has increased 1,448.1%, significantly outperforming the S&P 500, which increased 348.2% during this same period. Looking at the Company's stock performance another way, 100 shares of Walgreen Co. stock purchased for $3,550 in 1986 would, as of August 31, 2001, consist of 1600 shares (after 4 stock splits) worth $54,960.

     In addition, independent studies have concluded that, in general, companies that have shareholder rights plans receive higher premiums in takeover situations than those that do not. A 1997 study by Georgeson & Company Inc. found that large cap companies (with capitalization of more than $1 billion) with shareholder rights plans received a 23.5% greater premium than companies without such a plan. This study also found that companies with rights plans received $13 billion in additional takeover premiums during the five-year period 1992-1996, and that a takeover bid was as likely to be completed when a target company had a rights plan as when it lacked one. Another study by J.P. Morgan Securities in 1997 found that companies with a rights plan received a 38% greater premium in takeover situations than companies without a rights plan.

     Walgreen Co. has an independent, highly experienced Board of Directors, subject to re-election by the shareholders annually. All the directors are, or were prior to their respective retirements, partners, executive officers or directors of major corporations, as described herein. All are experienced in business and financial matters and are very familiar with the Company's business. The Board of Directors recognizes its fiduciary duty to all Company shareholders to fully evaluate the merits of any acquisition proposal. The Board is thus uniquely and best qualified to act in the best interests of the shareholders.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS SHAREHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE ON THE PROXY CARD.

     The affirmative vote of a majority of the outstanding shares of Common Stock present in person or by proxy and entitled to vote is required for the approval of this proposal. With respect to this proposal, shareholders may direct that their votes be cast for or against the proposal, or may abstain. Abstentions and votes against the proposal will be counted for purposes of determining whether a quorum exists. Abstentions will have the effect of votes against the proposal. Broker non-votes are not considered votes cast and will not effect the outcome of the vote.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP will serve as the independent auditors for the Company and its subsidiary corporations for the fiscal year ending August 31, 2002. This firm has served as the independent auditor for the Company since 1924. Representatives of the firm are expected to be present at the Annual Meeting to respond to shareholders' questions and to have the opportunity to make any statements they consider appropriate.

     The fees paid to the Company's independent auditors for services related to fiscal 2001 were: Audit Fees--$505,000; Financial Information Systems Design and Implementation Fees--$45,334; and All Other Fees (primarily for tax-related services)--$2,178,637. The Audit Committee has considered whether the provision of nonaudit services by Arthur Andersen LLP is compatible with maintaining auditor independence.

                 SHAREHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

     Shareholders may submit proposals appropriate for shareholder action at the Company's Annual Meeting consistent with the regulations of the Securities and Exchange Commission. For proposals to be considered for inclusion in the Proxy Statement for the 2003 Annual Meeting they must be received by the Company no later than July 30, 2002. Such proposals should be directed to Walgreen Co.,
Attention: Secretary, 200 Wilmot Road, Deerfield, Illinois 60015.

     In addition, the Company's By-Laws establish an advance notice procedure with regard to certain matters, including shareholder proposals not included in the Company's proxy statement, to be brought before an Annual Meeting. In general, notice must be received by the corporate Secretary on or after September 11, 2002 and not later than October 11, 2002. The notice should contain a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting; the name and address, as they appear in the Company's books, of the shareholder proposing such business; the class and number of shares of the Company that are beneficially owned by the shareholder; and any material interest of the shareholder in such business. If the Company does not receive notice of a shareholder proposal within this time frame, the individuals named in the proxies solicited by the Company's Board of Directors for that meeting may exercise discretionary voting power with respect to that proposal.

                                        By order of the Board of Directors.

                                                /s/ Julian A. Oettinger
                                                  JULIAN A. OETTINGER
                                                       Secretary

     THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS SOLICITED, AND TO EACH PERSON REPRESENTING THAT AS OF THE RECORD DATE FOR THE MEETING HE OR SHE WAS A BENEFICIAL OWNER OF SHARES ENTITLED TO BE VOTED AT THE MEETING, ON WRITTEN REQUEST, A COPY OF THE COMPANY'S 2001 ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO WALGREEN CO., ATTENTION: MR. MARK A. WAGNER, TREASURER, 200 WILMOT ROAD, DEERFIELD, ILLINOIS 60015.

PROXY                              WALGREENS                               PROXY

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                  The undersigned hereby appoints L. DANIEL JORNDT, JOHN B. SCHWEMM and CHARLES R. WALGREEN III, or any of them, with full power of substitution, as attorneys and proxies to vote all shares of common stock which the undersigned is entitled to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of WALGREEN CO. (and any adjournment thereof) to be held at the Grand Ballroom of Navy Pier, 600 East Grand Avenue, Chicago, Illinois, on Wednesday, January 9, 2002, upon the matters referred to on the reverse side and, in their discretion, upon such other matters as may properly come before the meeting.

This proxy when properly executed will be voted as directed. If no direction is specified this proxy will be voted FOR the election of directors and the reapproval of the performance factors and award limits for the Restricted Performance Share Plan and AGAINST the shareholder proposal.

In their discretion, the Proxies are authorized to vote on such other matters as may properly come before the meeting.

CONTROL NUMBER

           INSTRUCTIONS FOR VOTING BY THE INTERNET, TELEPHONE OR MAIL

--------------------------------------------------------------------------------
Walgreen Co. encourages you to take advantage of new and convenient ways to vote your shares for proposals to be covered at the ANNUAL MEETING OF SHAREHOLDERS. Please take this opportunity to use one of the three voting methods detailed below to vote your shares. Voting is easier than ever.

         o        VOTE VIA THE INTERNET. 24 hours a day, 7 days a week, at:
                  www.computershare.com/us/proxy. Have your proxy card, (other side) and social security number in hand when you access the web site. While you are there, sign up to receive information on viewing your proxy materials on-line next year.

         o VOTE BY PHONE. Call toll-free at (800) 542-0557 using a touch-tone telephone to vote 24 hours a day, 7 days a week. Have your proxy card (other side) and social security number in hand when you call. Please enter the 6-digit control number which is located to the left and above.

                  Option 1  To vote as the Board of Directors recommends, press
                            1. Your vote will be confirmed and cast as directed and the call will end. If you wish to withhold your vote for any or all individual nominees, or wish to vote each proposal separately, press 0.

                  Option 2  If you selected 0, you will hear these instructions:

                      PROPOSAL 1 (ELECTION OF DIRECTORS) - To vote FOR all
                           nominees, press 1; to WITHHOLD for all nominees, press 9; to WITHHOLD for AN INDIVIDUAL nominee, press 0 and enter the two digit number that appears on the proxy card (other side) next to the name of the nominee you DO NOT wish to vote for. Once you have completed voting for directors, press 0.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.
--------------------------------------------------------------------------------
                      PROPOSAL 2 (REAPPROVAL OF THE PERFORMANCE FACTORS AND
                           AWARD LIMITS FOR THE WALGREEN CO. RESTRICTED
                           PERFORMANCE SHARE PLAN) - To vote FOR, press 1; to vote AGAINST, press 9; to ABSTAIN, press 0. Your vote selection will be repeated and you will have an opportunity to confirm it.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

                      PROPOSAL 3 (SHAREHOLDER PROPOSAL) - To vote FOR, press 1;
                           to vote AGAINST, press 9; to ABSTAIN, press 0. Your vote selection will be repeated and you will have an opportunity to confirm it.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 3.


         o VOTE BY MAIL. Please vote, sign, date and return your proxy card using the enclosed postage-paid envelope.

         IF YOU VOTE BY TELEPHONE OR VIA THE INTERNET PLEASE DO NOT MAIL YOUR PROXY CARD.

                              THANK YOU FOR VOTING

                                  WALGREEN CO.
               PLEASE MARK VOTE AS INDICATED IN THIS EXAMPLE. [X]

1. Election of Director nominees listed below:        FOR   WITHHOLD   FOR ALL
   01-L. Daniel Jorndt       02-David W. Bernauer     ALL      ALL     EXCEPT*
   03-William C. Foote       04-James J. Howard       [ ]      [ ]       [ ]
   05-Alan G. McNally        06-Cordell Reed
   07-David Y. Schwartz      08-John B. Schwemm
   09-Marilou M. von Ferstel 10-Charles R. Walgreen III


-----------------------------------------
*(Except nominee(s) written above.)

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

2. Reapproval of the performance factors and          FOR   AGAINST   ABSTAIN
   award limits for the Walgreen Co. Restricted       [ ]     [ ]       [ ]
   Performance Share Plan.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

3. Shareholder Proposal.        FOR   AGAINST   ABSTAIN
                                [ ]     [ ]       [ ]

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 3.

4. In their discretion, the proxies are authorized to vote on such other matters as may properly come before the meeting.

--------------------------------------------------------------------------------
                                      Fold

Check here if you would like additional information about viewing your proxy materials online in the future. Please provide your e-mail address below. [ ]

E-mail address:
               ---------------------------

                                    The signatory hereby acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.

                                    --------------------------------------------
                                    Signature

                                    --------------------------------------------
                                    Signature

                                    ----------------
                                    Date

                                    PLEASE SIGN EXACTLY AS YOUR NAME APPEARS TO
                                    THE LEFT. JOINT OWNERS SHOULD EACH SIGN.
                                    WHERE APPLICABLE, INDICATE YOUR OFFICIAL
                                    POSITION OR REPRESENTATION CAPACITY.

--------------------------------------------------------------------------------
                                   WALGREENS

                                ADMISSION TICKET

This is your admission ticket to Walgreens Annual Meeting of Shareholders to be held January 9, 2002, at 2:00 p.m., Central Standard Time, at the Grand Ballroom of Navy Pier. A map detailing directions to the meeting is shown at right. Please present this original ticket for admission.

Shareholders should use Entrance 2, Lobby 3 for access to the Grand Ballroom. Please follow posted signs.

If you park in the Navy Pier parking garage, please pick up a voucher for $5 parking at our registration desk.

                              NAVY PIER ACCESS MAP


                             [NAVY PIER ACCESS MAP]